Exhibit 99

NEWS

For Release October 30, 2003 at 3:02 p.m. PST:

WJ Communications	Investor Relations Contacts:
Fred Krupica	Chris Danne, Brinlea Johnson
Chief Financial Officer	the blueshirt group for WJ Communications
408-577-6261	415-217-7722
fred.krupica@wj.com	chris@blueshirtgroup.com
brinlea@blueshirtgroup.com

WJ Communications Files Shelf Registration Statement

October 30, 2003 San Jose, CA – WJ Communications, Inc. (Nasdaq:WJCI), today announced that it has filed a shelf registration statement with the Securities and Exchange Commission covering the offer by the Company from time to time of up to 2 million shares of common stock.  The timing and amount of any offering will depend on market and general business conditions.  Unless otherwise described in connection with a particular offering, proceeds from the sale of the shares will be used for general corporate purposes.  The registration statement also covers the resale by certain selling stockholders, principally the Company’s controlling stockholder Fox Paine Capital Fund, L.P., as well as others, of up to 13 million shares of common stock.  The Company will not receive any proceeds from the sale of shares by the selling stockholders.

A Form S-3 registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold and offers to buy may not be accepted prior to the time the registration statement becomes effective and may be made only by means of a prospectus and related prospectus supplement.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services.  For more information visit www.wj.com or call (408) 577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, those factors described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.